Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMCORE Financial, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-10446, 333-775261, and 333-118911) on Form S-8 of AMCORE Financial, Inc. of our report dated March 15, 2007, with respect to the consolidated statements of income, stockholders’ equity, and cash flows of AMCORE Financial, Inc. and subsidiaries for the year ended December 31, 2006, which report appears in the December 31, 2008 annual report on Form 10-K of AMCORE Financial, Inc.

/s/ KPMG LLP

Chicago, Illinois

March 16, 2009